Exhibit(h)(v) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K

                              AMENDMENT NO. 4
                     ADMINISTRATIVE SERVICES AGREEMENT
                                  BETWEEN
                             SOUTHTRUST FUNDS
                                    AND
                        FEDERATED SERVICES COMPANY

      This Amendment No. 4 to the Administrative Services Agreement is made and entered into as of January 1, 2002 by and between SouthTrust Funds, a Massachusetts business trust (the "Trust") and Federated Services Company, a Pennsylvania corporation ("FSC").

      WHEREAS, the Trust and FSC entered into an Administrative Services Agreement dated April 2, 1993, as amended (the "Agreement");

      WHEREAS, the Trust and FSC desire to amend the Agreement in certain respects;

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. Subsection 6(a) of the Agreement is amended by deleting it in its entirety and inserting in lieu thereof the following:

      "6.   Duration and Termination.
            ------------------------

            (a) This Agreement shall be effective on the date hereof and shall continue through December 31, 2004 ("Termination Date")."

2. Section 9 of the Agreement is amended by adding the following sentence to the end of the Section:

      "The Trust's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts."

3. The Trust and FSC hereby ratify and confirm all other terms, conditions and provisions of the Agreement as remaining in full force and effect.

      WITNESS the above due execution hereof as of the day and year first written above.

FEDERATED SERVICES COMPANY          SOUTHTRUST FUNDS

Name:  /s/ Peter J. Germain         Name:  /s/ Beth S. Broderick
     -------------------------           -------------------------
Title:  Senior Vice President       Title:  Vice President